SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                                   FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
     UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
     OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
     15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Commission File Number 33-72740-FW

                    Triumphe Leasing IX L.P.
          (Exact name of registrant as specified in its charter)

     630 Dundee Road, Suite 345, Northbrook, Illinois 60062
     (Address, including zip code and telephone number, including area code, or registrant's principal executive offices)

                         Limited Partnership Interest
     (Title for each class of securities covered by this Form)

                                   None

     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a) (1) (i)    [x]    Rule 12h-3(b) (1) (i)    [x]
     Rule 12g-4(a) (1) (ii)   [ ]    Rule 12h-3(b) (1) (ii)   [ ]
     Rule 12g-4(a) (2) (i)    [ ]    Rule 12h-3(b) (2) (i)    [ ]
     Rule 12g-4(a) (2) (ii)   [ ]    Rule 12h-3(b) (2) (ii)   [ ]
                                     Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date: 201 as of May 20, 1999.

Pursuant to the requirements of the Securities Exchange Act of 1934, Triumphe Leasing IX L.P. has caused this amendment of this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 20, 1999                 TRIUMPHE LEASING IX L.P.
                                   BY:  TL GENERAL IX CORP.,
                                   General Partner

                                   /s/ Gerald A. Horwitz
                                   President